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Motorola Announces First-Quarter Sales and Earnings
First-Quarter Highlights
•	Sales of $9.4 billion

•	GAAP net loss from continuing operations of $0.09 per share, including net charges of $0.11 per share from items highlighted below

•	Handset shipments of 45.4 million units

•	20 percent increase in Networks and Enterprise sales, including record first-quarter sales to public safety customers

•	42 percent increase in Connected Home Solutions sales, including record quarterly shipments of digital entertainment devices

•	At quarter end, aggregate purchases of $3.1 billion of common stock under the current $7.5 billion share repurchase program
Click here to view the financial tables which are an integral part of this release
SCHAUMBURG, Ill. — 18 April 2007 — Motorola, Inc. (NYSE: MOT) today reported sales of $9.4 billion for the first quarter of 2007. The net loss for the first quarter of 2007 was $0.08 per share, including a gain of $0.01 per share from discontinued operations and a loss of $0.09 per share from continuing operations, which includes the items highlighted below:

EPS Impact
Acquisition-related costs and IPR&D	$0.06
Legal settlement	0.03
Reorganization of business charges	0.02

Total EPS impact	$0.11
“As I said a few weeks ago, the performance in our Mobile Devices business in the first quarter is unacceptable and we are committed to restoring it to an appropriate level of profitability. However, I am pleased with the continued performance of our Networks and Enterprise and Connected Home Solutions businesses. Despite challenges, the company was profitable for the quarter, excluding the items highlighted above. We also continue to invest for the future, as evidenced by the completion of several strategic acquisitions during the quarter,” said Ed Zander, chairman and CEO.

“We also continued our ongoing efforts to return capital to our shareholders by accelerating the repurchase of $2.0 billion of our shares under our current share repurchase program. With these purchases, in less than two years we have repurchased $7.1 billion of common stock out of a total authorized repurchase of $11.5 billion,” noted Zander.
Operating Results
“Over the past several weeks, we have made progress on the steps we outlined on March 21. In the Mobile Devices business, we are very focused on improving operating cash flow and profitability. Across the company, the previously announced cost reduction actions are on schedule. In addition, we are identifying additional cost structure improvements while ensuring that we do not compromise future growth opportunities,” said Greg Brown, president and COO.
Mobile Devices segment sales were $5.4 billion, down 15 percent compared with the year-ago quarter. Excluding highlighted items, the segment incurred an operating loss of $231 million, compared with operating earnings of $701 million in the year-ago quarter. Lower sales and earnings are attributable to lower overall unit volumes, particularly in the emerging markets and Europe. Motorola’s share of the global handset market for the quarter is estimated to be 17.5%.
During the quarter, Mobile Devices:
•	Shipped 45.4 million handsets

•	Continued solid results in North America and Latin America

•	Began shipping eight new products

•	Announced several new products, including 3G MOTO Q, video-optimized RIZR Z8, and music-enabled Linux/Java ROKR Z6

•	Completed the acquisition of Good Technology
The company is pursuing aggressive actions to improve the performance of the business, including:
•	Streamlining the product portfolio, as evidenced by the discontinuation of six legacy products during the quarter

•	Continuing to carry out previously announced workforce reduction initiatives

•	Further implementing our strategy to utilize alternate source silicon providers

•	Continuing to introduce more devices based on Linux/Java™

•	Rationalizing the segment’s product pricing structure and distribution strategy

Networks and Enterprise segment sales were $3.0 billion, up 20 percent compared with the year-ago quarter. Excluding highlighted items, operating earnings were $343 million, compared with operating earnings of $328 million in the year-ago quarter. Operating margin, excluding highlighted items, was 11.4 percent compared to 13.0 percent in the year-ago quarter.
During the quarter, Networks and Enterprise:
•	Achieved double-digit sales growth in the Enterprise Mobility and Public Safety businesses

•	Accelerated WiMax momentum with additional trials

•	Completed the acquisition of Symbol Technologies
Connected Home Solutions segment sales were $1.0 billion, up 42 percent compared with the year-ago quarter. Excluding highlighted items, operating earnings were $113 million, compared with operating earnings of $47 million in the year-ago quarter. Operating margin, excluding highlighted items, was 10.9 percent compared to 6.4 percent in the year-ago quarter.
During the quarter, Connected Home Solutions:
•	Achieved double-digit growth in sales and operating margin

•	Set a quarterly record with 4.9 million digital entertainment device shipments, including shipments of 1.1 million digital video recorders

•	Shipped the company’s one millionth IPTV set top

•	Reached the 500,000 video stream milestone, shipping to service providers worldwide

•	Completed the acquisitions of Netopia and Tut Systems

•	Following the close of the quarter, began shipping digital cable set-tops that support FCC-mandated separable security
Second-Quarter and Full Year 2007 Outlook
The company’s second-quarter outlook for sales is essentially flat with first quarter 2007. The outlook for earnings per share in the second quarter is in the range of $.02 to $.03. This outlook excludes any reorganization of business charges associated with the company’s operating expense reduction initiatives, as well as any other items of the variety highlighted by the company in its quarterly earnings releases.
The company expects to see gradual quarterly improvements in both sales and operating margin in the second half of the year. The company expects the Mobile Devices business to experience a gradual recovery in the second half and be profitable for the full year. Overall for the full year, Motorola expects to be profitable and to generate positive operating cash flow.

Conference Call and Webcast
Motorola will host its quarterly conference call beginning at 8:00 a.m. Eastern Time (USA) on Wednesday, April 18th, 2007. The conference call will be web-cast live with audio and slides at www.motorola.com/investor.
Consolidated GAAP Results
A comparison of results from operations is as follows:

	First Quarter
(In millions, except per share amounts)	2007	2006
Net sales	$9,433	$9,608
Gross margin	2,454	2,931
Operating earnings (loss)	(366)	849
Earnings (loss) from continuing operations	(218)	656
Net earnings (loss)	(181)	686
Diluted earnings (loss) per common share:
Continuing operations	$(0.09)	$0.26
Discontinued operations	0.01	0.01

	$(0.08)	$0.27

Weighted average diluted common shares Outstanding	2,372.3	2,553.6

Business Risks
This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, Motorola’s outlook for sales and earnings in the second quarter of 2007 and anticipated profitability and operating cash flow for 2007. Motorola cautions the reader that the risk factors below, as well as those on pages 16 through 24 in Item 1A of Motorola’s 2006 Annual Report on Form 10-K and in its other SEC filings, could cause Motorola’s actual results to differ materially from those estimated or predicted in the forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to: (1) the company’s ability to return to profitability and increase market share in its wireless handset business; (2) the level of demand for the company’s products, including products related to new technologies; (3) the company’s ability to introduce new products and technologies in a timely manner; (4) the company’s ability to continue generating meaningful savings from supply-chain improvements, manufacturing consolidation and other cost-reduction initiatives; (5) the uncertainty of current economic and political conditions, as well as the economic outlook for the telecommunications and broadband industries; (6) the company’s ability to purchase sufficient materials, parts and components to meet customer demand; (7) unexpected negative consequences from the company’s ongoing restructuring and cost-reduction activities; (8) risks related to dependence on certain key suppliers; (9) the impact on the company’s performance and financial results from strategic acquisitions or divestitures, including those that may occur in the future; (10) risks related to the company’s high volume of manufacturing and sales in Asia; (11) the creditworthiness of the company’s customers, particularly purchasers of large infrastructure systems; (12) variability in income generated from licensing the company’s intellectual property; (13) unexpected liabilities or expenses, including unfavorable outcomes to any pending or future litigation or regulatory or similar proceedings, including without limitation any relating to the Iridium project; (14) the timing and levels at which design wins become actual orders and sales; (15) the impact of foreign currency fluctuations; (16) the impact on the company from continuing hostilities in Iraq and conflict in other countries; (17) the impact on the company from ongoing consolidation in the telecommunications and broadband industries; (18) the impact of changes in governmental policies, laws or regulations; (19) the outcome of currently ongoing and future tax matters; and (20) unforeseen negative consequences from the company’s outsourcing of various activities, including certain manufacturing, information technology and administrative functions. Motorola undertakes no obligation to publicly update any forward-looking statement or risk factor, whether as a result of new information, future events or otherwise.
Additional Information and Where to Find It
While Motorola does not believe that this communication constitutes solicitation material in respect of Motorola’s solicitation of proxies in connection with its 2007 Annual Stockholders Meeting, this communication may be deemed to be solicitation material. In connection with the solicitation of proxies, Motorola has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on March 15, 2007 (the “Proxy Statement”). THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION ABOUT MOTOROLA AND THE 2007 ANNUAL STOCKHOLDERS MEETING. MOTOROLA’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY.
On March 19, 2007, Motorola began the process of mailing the Proxy Statement, together with a WHITE proxy card. Stockholders may obtain additional free copies of the Proxy Statement and other documents filed with the SEC by Motorola through the website maintained by the SEC at www.sec.gov. The Proxy Statement and other relevant documents may also be obtained free of charge from Motorola by contacting Investor Relations in writing at Motorola, Inc., 1303 E. Algonquin Road, Schaumburg, IL 60196; or by phone at 1-800-262-8509; or by email at investors@motorola.com. The Proxy Statement is also available on Motorola’s website at www.motorola.com/investor. The contents of the websites referenced above are not deemed to be incorporated by reference into the Proxy Statement. In addition, copies of the Proxy Statement may be requested by contacting the company’s proxy solicitor, D.F. King & Co. Inc. by phone toll-free at 1-800-488-8095.
Motorola and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the 2007 Annual Stockholders Meeting. You can find information about Motorola’s executive officers and directors in the Proxy Statement.
About Motorola
Motorola is known around the world for innovation and leadership in wireless and broadband communications. Inspired by our vision of seamless mobility, the people of Motorola are committed to helping you connect simply and seamlessly to the people, information and entertainment that you want and need. We do this by designing and delivering “must have” products, “must do” experiences and powerful networks — along with a full complement of support services. A Fortune 100 company with global presence and impact, Motorola had sales of US $42.9 billion in 2006. For more information about our company, our people and our innovations, please visit http://www.motorola.com.
# # #

Media Contact:
Paul Alfieri
Motorola, Inc.
+1-609-575-8835
paul.alfieri@motorola.com
Jennifer Erickson
Motorola, Inc.
+1-847-435-5320
jennifer.erickson@motorola.com
Investor Contact:
Dean Lindroth
Motorola, Inc.
+1-847-576-6899
dean.lindroth@motorola.com
MOTOROLA and the stylized M Logo are registered in the U.S. Patent & Trademark Office. All other product or service names are the property of their respective owners.© Motorola, Inc. 2007

Motorola Q1 2007 Earnings Conference Call April 18, 2007

Dean Lindroth Investor Relations Officer

Safe Harbor A number of forward-looking statements will be made during this presentation. Forward- looking statements are any statements that are not historical facts. These forward- looking statements are based on the current expectations of Motorola and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties, Motorola's actual results could differ materially from these statements. Information about factors that could cause, and in some cases have caused, such differences can be found on pages 16 through 24 in item 1A of Motorola's 2006 Annual Report on Form 10-K and in Motorola's other SEC filings. This presentation is being made on the morning of April 18, 2007. The content of this presentation contains time-sensitive information that is accurate only as of the time hereof. If any portion of this presentation is rebroadcast, retransmitted or redistributed at a later date, Motorola will not be reviewing or updating the material that is contained herein. MOTOROLA and the Stylized M Logo are registered in the US Patent & Trademark Office. All other product or service names are the property of their respective owners. (c) Motorola, Inc. 2007

Ed Zander Chairman & CEO

Overview Disappointing Q1, in Line with Revised Guidance Mobile Devices Going-Forward Plan in Place Exceptional Quarter for Connected Home Solutions Continued Growth in Networks & Enterprise Completed Four Acquisitions: Good, Symbol, Netopia and Tut Commitment to Improving Operating Cash Flow and Profitability Cost Reductions Underway and More to Do Enhanced Share Repurchase Program

Tom Meredith Chief Financial Officer

* Includes stock compensation expense of $70M and $60M from Q1 '06 and Q4 '06, respectively * * * * Q1 2007 Financial Results

Highlighted Items

Cash and Debt

Cash Bridge Q1 '07 to Q4 '06 ($ Millions)

Stock Repurchase Update

- $2B Accelerated Repurchase During Q1 ‘07, Increased Authorized Repurchases Under Program by $3B to $7.5B
- Cash Used in Q1 ‘07 ~$2.4 B, to Acquire ~121 M Shares*
- May 2005 to Q1 ‘07: Cash Used ~$7.1 B, to Acquire ~334 M Shares*
- $4.4 B Remains Authorized for Repurchases Through June ’09

* Note- As part of the accelerated share buyback, ~ 34 M shares delivered to Motorola after the close of Q1 '07 are reflected in total shares purchased in the quarter.

Q1 2007 Earnings Release- April 18, 2007
Slide – 11
MOTOROLA and the Stylized M Logo are registered in the US Patent & Trademark Office.
MOTOROLA

Cost Reduction Programs Being Implemented - Reduction in Force - Site Rationalization - Acquisition Synergies More Opportunities to Reduce Cost

Outlook 2nd Quarter Sales Essentially Flat With First Quarter 2007 EPS* $0.02 - $0.03 *Excludes any reorganization of business charges associated with the company's operating expense reduction initiatives as well as any other items of the variety highlighted by the company in its quarter earnings releases.

Greg Brown President & Chief Operating Officer

Q1 Consistent with the press release issued on March 21st, the first quarter was challenging for Mobile Devices. Q1 Results

Mobile Devices Financials

Q1 Q1: 8 new products launched W370 W215 W205 3 Mass-Market and 1 Mid-Tier GSM Devices W510

Q1 Q1: 8 new products launched W355 StarTac III RAZR maxx Ve 3 CDMA Devices .... and 1 UMTS Device KRZR K3

Q1 Q1: 18 new products announced MOTORIZR Z8 MOTOROKR Z6m MOTO Q gsm Highlights MOTO Q 9h

200 7 New Software and Silicon Platforms UMTS Portfolio Expansion Low-Tier Portfolio Competitiveness Cost Reductions Distribution Channel Rationalization .... and Business Simplification Our Focus Improvement Opportunities

2007 Grow profitably with ... Compelling products ... with Quality and Efficiency. and Rich Experiences ... Mobile Devices: Our Strategy

Networks & Enterprise Financials

Q1 Leadership in the Government Market Government/public safety business remains solid Major wins Product introductions: ML910, MW810 rugged computers Networks & Enterprise

Q1 Symbol Integration: on schedule Strong growth trend 4 new products, including dual-mode MC35 EDA Transforming Enterprise Mobility Networks & Enterprise

Q1 Signed 2007 CDMA extension agreement with Sprint Nextel Reached agreement for CDMA network expansion for KDDI Announced new CDMA Universal Base Station Announced GSM contract with Celtel Nigeria Achieved 20 percent growth in iDEN international sales vs. prior year 2G/3G Carrier Networks Networks & Enterprise

Q1 9 signed WiMAX contracts Now participating in 25 trials globally Plus awarded five new markets by Sprint Q1: Chile, Brazil, the Netherlands WiMAX Leadership Networks & Enterprise

2007 Networks & Enterprise: Our Strategy Next-Generation Networks Growth Category Leadership in Enterprise Mobility Expand Public Safety

Connected Home Solutions Financials

Q1 Connected Home Solutions Highlights 4.9M digital entertainment devices 1M IP Set-tops 2.6M Voice and Data Modems Record quarter for digital entertainment device shipments

Q1 Investing in the End-to-End Connected Home Network Achieved 500K video-stream milestone

2007 Connected Home Solutions: Our Strategy Enabling new experiences that will define the home as the Hub of Seamless Mobility Delivering innovative end-to-end solutions, and ... Leveraging our leadership position

Q&A Participants Ed Zander Chief Executive Officer Greg Brown President and Chief Operating Officer Tom Meredith Chief Financial Officer Dean Lindroth Investor Relations Officer

Safe Harbor A number of forward-looking statements will be made during this presentation. Forward- looking statements are any statements that are not historical facts. These forward- looking statements are based on the current expectations of Motorola and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties, Motorola's actual results could differ materially from these statements. Information about factors that could cause, and in some cases have caused, such differences can be found on pages 16 through 24 in item 1A of Motorola's 2006 Annual Report on Form 10-K and in Motorola's other SEC filings. This presentation is being made on the morning of April 18, 2007. The content of this presentation contains time-sensitive information that is accurate only as of the time hereof. If any portion of this presentation is rebroadcast, retransmitted or redistributed at a later date, Motorola will not be reviewing or updating the material that is contained herein. MOTOROLA and the Stylized M Logo are registered in the US Patent & Trademark Office. All other product or service names are the property of their respective owners. (c) Motorola, Inc. 2007

Use of Non-GAAP Measures In addition to the GAAP results provided during this conference call, Motorola has presented certain non- GAAP measurements. Motorola has provided these non-GAAP measurements as a measure to help investors better understand its core operating performance, enhance comparisons of Motorola's core operating performance from period to period and to allow better comparisons of Motorola's operating performance to that of its competitors. Among other things, the Company's management uses these operating results, excluding the identified items, to evaluate the performance of its businesses and to evaluate results relative to incentive compensation targets. Management uses operating results excluding these items because they believe this measure enables them to make better period-to-period evaluations of the financial performance of its core business operations. There are inherent limitations in the use of operating results excluding these items because the company's GAAP results do not include the impact of these items. The non-GAAP measures are intended only as a supplement to the comparable GAAP measures and the company compensates for the limitations inherent in the use of non-GAAP measures by using GAAP measures in conjunction with the non-GAAP measures. As a result, investors should consider these non-GAAP measures in addition to, and not in substitution for, or as superior to, measures of financial performance prepared in accordance with GAAP. Details of these items and reconciliations of the non-GAAP measurements provided during this call to GAAP measurements can be found i) in the Form 8-K filed by Motorola on April 18, 2007 (which had this morning's earnings press release attached), (ii) within the text of the slides that accompany this webcast, or (iii) on the company's website. Each of these items can be found on Motorola's website at www.motorola.com/investor.

Additional Information And Where to Find It While Motorola does not believe that this communication constitutes solicitation material in respect of Motorola's solicitation of proxies in connection with its 2007 Annual Stockholders Meeting, this communication may be deemed to be solicitation material. In connection with the solicitation of proxies, Motorola has filed with the Securities and Exchange Commission (the "SEC") a definitive proxy statement on March 15, 2007 (the "Proxy Statement"). THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION ABOUT MOTOROLA AND THE 2007 ANNUAL STOCKHOLDERS MEETING. MOTOROLA'S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY. On March 19, 2007, Motorola began the process of mailing the Proxy Statement, together with a WHITE proxy card. Stockholders may obtain additional free copies of the Proxy Statement and other documents filed with the SEC by Motorola through the website maintained by the SEC at www.sec.gov. The Proxy Statement and other relevant documents may also be obtained free of charge from Motorola by contacting Investor Relations in writing at Motorola, Inc., 1303 E. Algonquin Road, Schaumburg, IL 60196; or by phone at 1-800-262-8509; or by email at investors@motorola.com. The Proxy Statement is also available on Motorola's website at www.motorola.com/investor. The contents of the websites referenced above are not deemed to be incorporated by reference into the Proxy Statement. In addition, copies of the Proxy Statement may be requested contacting our proxy solicitor, D.F. King & Co. Inc. by phone toll-free at 1-800-488-8095. Motorola and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the 2007 Annual Stockholders Meeting. You can find information about Motorola's executive officers and directors in the Proxy Statement.

Non-GAAP Measures Total Debt = Notes payable and current portion of long-term debt + Long-term debt $4,353 = $1,757 + $2,596 Debt to Capital Ratio = Total Debt / (Total Debt + Stockholders Equity) 22.8% = $4,353 / ($4,353 + $14,778) Cash Conversation Cycle = DSO + DIO - APD 55 = 65 + 42 - 52 Days sales outstanding (DSO) = (Accounts receivable + Long term receivables) / (Three months of net sales / 90) Q1 2007: 65 = ($6,811+ $31) / ($9,433 / 90) Days inventory outstanding (DIO) = 360 / Net inventory turns Q1 2007: 42 = 360 / 8.5 Net inventory turns = Annualized three months cost of sales / Net inventory Q1 2007: 8.5 = $27,916 / $3,301 Accounts payable days (APD) = Accounts Payable / (Three months of cost of sales / 90) Q1 2007: 52 = $4,010 / ($6,979 / 90)

Motorola, Inc Highlighted items

Motorola, Inc Operating earnings excluding highlighted items

Motorola, Inc Operating earnings excluding highlighted items

Motorola, Inc Stock compensation expense